Exhibit 4.1

EXECUTION VERSION

ALLIANCE ONE INTERNATIONAL, INC.

10% SENIOR NOTES DUE 2016

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 26, 2009

To

INDENTURE

Dated as of July 2, 2009

LAW DEBENTURE TRUST COMPANY OF NEW YORK

as Trustee

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Registrar and Paying Agent

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 26, 2009, among Alliance One International, Inc., a Virginia corporation (the “Company”), Law Debenture Trust Company of New York, as trustee under the indenture referred to below (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar and paying agent (the “Registrar and Paying Agent”).

W I T N E S S E T H

WHEREAS, the Company, the Trustee and the Registrar and Paying Agent have heretofore executed and delivered an Indenture, dated as of July 2, 2009 (the “Indenture”) providing for the initial issuance by the Company of its Initial Notes (as defined);

WHEREAS, Section 9.01 provides, among other things, that the Company, the Guarantors (of which there are none as of the date hereof), the Trustee and the Registrar and Paying Agent may amend or supplement the Indenture or the Notes without the consent of any Holder of Notes in order to (i) conform the text of the Indenture or the Notes to any provision of the “Description of Notes” section of the Company’s Offering Circular dated June 26, 2009, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes, which intent may be evidenced by an Officers’ Certificate to that effect and (ii) provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

WHEREAS, the Company desires to enter into this Supplemental Indenture in order to (i) conform the text of the Indenture to a provision of the “Description of Notes” section of the Company’s Offering Circular dated June 26, 2009, relating to the initial offering of the Notes, that was intended to be a verbatim recitation of a provision of the Indenture and (ii) provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

WHEREAS, the Company desires to issue $100 million aggregate principal amount of Additional Notes (as defined) and, upon issuance of such Additional Notes, the aggregate principal amount of outstanding Notes will be $670,000,000;

WHEREAS, all things necessary to make the Additional Notes provided for herein, when executed by the Company and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions hereinafter and in the Indenture set forth against payment therefor, the valid, binding and legal obligations of the Company and to make this Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Registrar and Paying Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Additional Notes as follows:

SECTION I

DEFINITIONS

A. All Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The rules of interpretation set forth in the Indenture shall be applied here as if set forth in full herein.

B. The following definitions are hereby added to Section 1.01 of the Indenture:

“Additional Notes” means any additional Notes (other than the Initial Notes) issued under a supplemental indenture, which have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price.

“Initial Notes” means the first $570 million aggregate principal amount of Notes issued under the Indenture on July 2, 2009.

C. The following definitions in Section 1.01 of the Indenture are hereby amended and restated in their entirety as follows:

“Notes” means the 10% Senior Notes due 2016 of the Company; the Initial Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, as amended and supplemented, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.

“Registration Rights Agreement” means, as applicable, the Registration Rights Agreement, dated as of July 2, 2009, between the Company and the other parties named on the signature pages thereof and/or the Registration Rights Agreement, dated as of August 26, 2009, between the Company and the other parties named on the signature pages thereof, as each such agreement may be amended, modified or supplemented from time to time.

SECTION II

ADDITIONAL NOTES

A. A new paragraph is hereby added to the end of Section 2.02 of the Indenture as follows:

“The Trustee will, upon receipt of an Authentication Order, authenticate Additional Notes for issue that may be validly issued under this Indenture.”

B. A new Section 2.13, which provision is contained in the “Description of Notes” section of the Company’s Offering Circular dated June 26, 2009, relating to the initial offering of the Notes and was intended to be a verbatim recitation of a provision of the Indenture, is hereby added to the Indenture as follows:

“Section 2.13 Authorization of Additional Notes.

The Company may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the Indenture. The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase provided that the Notes and additional notes are fungible for United States federal income tax purposes.”

C. A new Section 2.14 is hereby added to the Indenture as follows:

“Section 2.14 Issuance of Additional Notes.

The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, subject to its compliance with all of the covenants of the Indenture, to issue Additional Notes pursuant to a supplemental indenture which will have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price.

With respect to any Additional Notes, the Company will set forth in the Officer’s Certificate delivered to the Trustee, the following information:

1. the aggregate principal amount of such Additional Notes to be authenticated and delivered; and

2. the issue price, the issue date and the CUSIP number of such Additional Notes.”

SECTION III

AMENDMENT OF NOTES

Any provision contained in the Notes that relates to any provision of the Indenture as amended is amended so that any such provision contained in the Notes will conform to and be consistent with any provision of the Indenture as amended hereby.

SECTION IV

MISCELLANEOUS PROVISIONS

A. The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

B. On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form part of the Indenture for all purposes, and the holder of every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

C. This Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and the all the provisions of the Indenture shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this Supplemental Indenture.

D. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE ADDITIONAL NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

E. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

F. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Additional Notes, this Supplemental Indenture, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Additional Notes by accepting an Additional Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Additional Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SIGNATURES

Dated as of August 26, 2009

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Robert A. Sheets
Name:	Robert A. Sheets
Title:	Executive Vice President and
Chief Financial Officer

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as trustee

By:	/s/ James D. Heaney
Name:	James D. Heaney
Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as registrar and paying agent

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ David Contino
Authorized Signatory
David Contino
Vice President

By:	/s/ Tracy Mantone
Authorized Signatory
Tracy Mantone
Vice President

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